Exhibit 99.1

Concierge Technologies Announces Reverse Stock Split

Valley Center, CA, December 14, 2015, Concierge Technologies, Inc. (OTC:CNCG) (the “Company” or “Concierge”), a supplier of mobile video devices through its wholly owned subsidiary, Kahnalytics, and now a commercial-scale manufacturer and distributor of New Zealand meat pies through its wholly-owned subsidiary Gourmet Foods, Ltd., today announced a 1-for-10 reverse split of its issued and outstanding common and preferred stock effective December 15, 2015.  The common stock will begin trading on a split-adjusted basis on December 15, 2015 on OTC Markets under the ticker symbol “CNCGD”.  The “D” is appended at the end of the ticker symbol for twenty (20) trading days at which time the symbol will revert back to “CNCG.”  There is no proportional split of the Company’s authorized share count.

The Company’s shareholders approved the reverse stock split pursuant to a majority written consent of the shareholders on February 26, 2015 which granted discretion to the board of directors of the Company to implement the reverse split by the end of 2015.  Notice of shareholder approval was mailed to the Company’s shareholders on April 17, 2015 pursuant to a 14C Information Statement.  The board of directors formally approved the December 15 effective date by unanimous written consent on November 11, 2015.

The reverse stock split is being implemented by Concierge to allow the Company to qualify for trading on the OTCQB marketplace which has a $0.01 minimum bid price requirement.  There can be no assurance that the reverse stock split will have the desired effect of raising the bid price of Concierge’s common stock to meet this requirement.  By implementing the reverse split, the Company hopes to gain broader access to the institutional investment community and improve the marketability and liquidity of the common stock to further facilitate potential future financings if necessary.

The reverse split reduced the number of shares of Concierge’s outstanding common stock from approximately 679,536,298 to approximately 67,953,630 and its outstanding Series B preferred stock from 37,543,544 to 3,754,354. Fractional shares will be rounded to the nearest whole number but every shareholder will be entitled to at least one whole shares.

Additional information about the reverse stock split can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission.

About Concierge Technologies, Inc.

Concierge Technologies, Inc. operates through its wholly-owned subsidiary Kahnalytics, Inc. who has been bringing the latest in mobile video recording technologies to the commercial insurance industry. Kahnalytics is currently involved in the final phases of implementing a comprehensive Internet-based data gathering and reporting system that will take video uploads from camera devices and event data from other in-vehicle hardware for driver performance rating and risk analysis for major fleet operators. The Company recently completed the acquisition of New Zealand-based Gourmet Foods Ltd., a well-established producer of popular New Zealand meat pies and bakery products under recognized supermarket brand names “Pat’s Pantry” and “Ponsonby Pies”.  Management is actively seeking the acquisition of established enterprises with a high likelihood of profitability to add to its growing, diverse portfolio of operating businesses.

This release may contain "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. For a more detailed description of the risk factors and uncertainties affecting Concierge Technologies or its subsidiary companies, please refer to the Company's recent Securities and Exchange Commission filings, which are available at the Company’s website or at www.sec.gov.

For more information about Gourmet Foods, Ltd. please visit www.bestpies.co.nz.

For more information about Concierge Technologies, Inc. contact:

Concierge Technologies, Inc.: www.conciergetechnology.net
Nicholas Gerber, CEO: ngerber@conciergetechnology.net
David Neibert, CFO: dneibert@conciergetechnology.net
Tel: 866-800-2978 ext. 3